EXHIBIT 22

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of First Real Estate Investment Trust of New Jersey on Form S-8 (No. 333-79555, No. 333-142675, No. 333-201922, and No. 333-224712) of our report dated January 29, 2021, on our audits of the consolidated financial statements as of October 31, 2020 and 2019 and for each of the years in the three-year period ended October 31, 2020, and the financial statement schedule listed in index Item 15, which report is included in this Annual Report on Form 10-K to be filed on or about January 29, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

January 29, 2021

104